Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports Fourth Quarter and Full Year Results

Q4 Revenue Increases 3%

2011 Outlook: Steady Revenue Growth, Margin Expansion

New $1 Billion Share Repurchase Authorization

Englewood, Colo., Feb. 1, 2011 – The Western Union Company (NYSE: WU) today reported financial results for the 2010 fourth quarter and full year.

Financial highlights for the quarter included:

•	Revenue of $1.4 billion, an increase of 3% compared to last year’s fourth quarter

•	Constant currency adjusted revenue increase of 5%

•	Restructuring expenses of $11 million, or $7 million after-tax, related to organizational changes and other actions described in the Company’s May 27, 2010 press release

•	Operating income margin of 24%, or 25% excluding restructuring expenses

•	EPS of $0.37, or $0.38 excluding restructuring expenses

•	EPS of $0.38 on a constant currency basis, excluding restructuring expenses

Financial highlights for the full year included:

•	Revenue of $5.2 billion, an increase of 2% compared to 2009

•	Constant currency adjusted revenue increase of 3%, or 1% excluding the acquisition of Custom House, which is now branded Western Union Business Solutions

•	Restructuring expenses of $60 million, or $39 million after-tax, related to organizational changes and other actions described in the Company’s May 27, 2010 press release

•	Operating income margin of 25%, or 26% excluding restructuring expenses

•	EPS of $1.36, or $1.42 excluding restructuring expenses

•	EPS of $1.43 on a constant currency basis, excluding restructuring expenses

•	Cash provided by operating activities of $1.0 billion, including a $250 million reduction due to a first quarter refundable tax deposit

Operational highlights for the quarter included:

•	Growth in global consumer-to-consumer (C2C) transactions of 9%

•	Revenue growth in U.S. domestic money transfer of 7% on a 29% increase in transactions

•	Expansion of retail channel with significant new agreements including Banca Intesa Sanpaolo in Italy, Sberbank in Russia, and five new sub-agents in India that will provide over 5,000 new locations

•	Agreement to acquire the remaining 70% ownership of Angelo Costa, S.r.l., one of the Company’s leading agents in Europe

•	Growth in agent locations to 445,000

•

Significant advances in the Company’s electronic channel development, with westernunion.com now available in 20 countries, 40 banks that have agreed to offer account based money transfer, and over 80,000 agent locations enabled to provide cash-to-mobile service

•	Progress in developing new products and services with strong Western Union Business Solutions revenue growth in the quarter and an increase in the number of prepaid cards-in-force to 890,000

Western Union President and Chief Executive Officer Hikmet Ersek said, “We had a strong finish to 2010. Our consumer-to-consumer revenue trends accelerated, including the expected turnaround in U.S. domestic money transfer. For the year, we generated $1 billion in cash flow from operations, and returned $750 million to shareholders through stock repurchase and dividends. We also made progress on our key strategic priorities of growing retail channels, expanding electronic channels, developing our product portfolio, and improving processes and productivity.”

Ersek continued, “The progress includes expansion of our agent network with premier banks in Europe and Russia and new strategic relationships in India. We also signed agreements to bring mobile money transfer to multiple countries across Africa and the Middle East, and add account based money transfer in China.”

The Company’s 2011 outlook projects constant currency and GAAP revenue growth in a range of +3% to +4%, operating income margin expansion to approximately 26% on a GAAP basis or approximately 27% excluding restructuring charges, and cash flow from operations of $1.2 billion to $1.3 billion. Further details are included in the 2011 Outlook section of this press release.

Ersek added, “Although there are still economic challenges in some parts of the world, in 2011 we anticipate our momentum to continue. For the full year, we expect stronger organic revenue growth, margin expansion, and continued meaningful return of capital to our shareholders, while at the same time providing for investment in the business to drive future growth.”

Consolidated Results

Fourth Quarter 2010

Consolidated revenue of $1.4 billion increased 3% from the 2009 fourth quarter. Constant currency revenue growth was 5%.

Operating income margin was 24%, or 25% excluding $11 million of pre-tax restructuring expenses. Operating income margin was 24% in last year’s fourth quarter.

Other income / expense in the fourth quarter of 2010 included a $6 million benefit related to higher than expected final recovery of funds from the Reserve International Liquidity Fund.

The fourth quarter 2010 tax rate was 16%, which compared to 21% in the prior year fourth quarter. The fourth quarter 2010 tax rate benefited from favorable cumulative adjustments.

Earnings per share were $0.37, or $0.38 excluding restructuring expenses. On a constant currency basis, earnings per share were $0.38 excluding restructuring expenses. Earnings per share in the same period last year were $0.32.

Full Year 2010

Consolidated revenue of $5.2 billion increased 2% from the prior year. Constant currency revenue growth was 3%, or 1% excluding the acquisition of Custom House.

Operating income margin was 25%, or 26% excluding $60 million of pre-tax restructuring expenses. Operating income margin was 25% in 2009, or 27% excluding the impact from the Arizona and multi-state settlement accrual (the settlement accrual).

The 2010 tax rate was 21%, which compared to 25% in the prior year. The 2010 tax rate was favorably impacted by an increasing portion of profits being foreign derived, the cumulative tax benefit from previous foreign acquisitions and tax planning, and IRS settlements related to prior tax years.

Earnings per share were $1.36, or $1.42 excluding restructuring expenses. On a constant currency basis, earnings per share were $1.43 excluding restructuring expenses. Earnings per share in the same period last year were $1.21, or $1.29 excluding the settlement accrual.

Consumer-to-Consumer Segment Results

Fourth Quarter 2010

The consumer-to-consumer segment represented 85% of Western Union’s revenue at $1.2 billion in the quarter, an increase of 3%, or 5% on a constant currency basis, compared to the prior year. This represents the fifth consecutive quarter of accelerating constant currency revenue growth. Western Union handled 56 million C2C transactions in the quarter, a 9% increase compared to the prior year.

Operating income margin was 27%, which compared to 26% in the fourth quarter of 2009.

For the international portion of C2C, revenue increased 3%, or 5% constant currency adjusted, on transaction growth of 8%. Revenue from the subset of the international business, those transactions that originate outside the U.S., also increased 3%, or 5% constant currency adjusted, on transaction growth of 8%.

The Europe, Middle East, Africa and South Asia (EMEASA) region’s revenue declined 1%, while transactions increased 6%, compared to last year’s fourth quarter. EMEASA revenue was negatively impacted by currency translation, primarily due to the decline in value of the Euro compared to prior year. On a constant currency basis, EMEASA revenue increased. India revenue increased 8% on transaction growth of 6% in the quarter.

The Americas region increased revenue 7% on transaction growth of 11%. Growth in U.S. domestic money transfer and continued strength in U.S. Outbound to the rest of the world contributed to the improvement. Domestic revenue increased 7%, on transaction growth of 29%. Mexico revenue and transactions each grew 3% in the quarter.

The Asia Pacific (APAC) region increased both revenues and transactions by 14% in the quarter. China revenue grew 6% and transactions increased 7%.

Full Year 2010

The consumer-to-consumer segment represented 84% of Western Union’s revenue at $4.4 billion for the year, an increase of 2%, or 3% on a constant currency basis, compared to the prior year. Western Union handled 214 million C2C transactions, a 9% increase compared to the prior year.

Operating income margin for the segment was 28%, which compared to 27% in 2009.

For the international portion of C2C, revenue increased 3%, or 4% constant currency adjusted, on transaction growth of 8%. Revenue from the subset of the international business, those transactions that originate outside the U.S., also increased 3%, or 4% constant currency adjusted, on transaction growth of 8%.

The Europe, Middle East, Africa and South Asia region’s revenue was flat, while transactions increased 5% compared to last year. EMEASA revenue was negatively impacted by currency translation, primarily due to the decline in value of the Euro. On a constant currency basis, EMEASA revenue increased. India revenue increased 5%, and transactions increased 4% for the year. Operating income margin for EMEASA was 28% for both 2010 and 2009.

The Americas region increased revenue 2% on transaction growth of 11%. The region’s strong transaction performance was driven by growth in U.S. domestic money transfer and continued strength in U.S.-originated transactions to the rest of the world. Domestic transactions increased 28%, while revenue declined 6%. Mexico revenue was flat for the year, and transactions grew 2%. Operating income margin for the Americas region was 28%, which compared to 26% in 2009.

The Asia Pacific region increased revenues by 13% on transaction growth of 14%. China revenue grew 10% on transaction growth of 7%. Operating income margin for APAC was 29%, which compared to 27% in 2009.

Global Business Payments Segment Results

Fourth Quarter 2010

The Global Business Payments segment represented 13% of Western Union’s revenue in the quarter. Revenue was $181 million, which was flat compared to the same period in 2009.

Western Union Business Solutions (Business Solutions), which was formerly Custom House, contributed $30 million of revenue in the fourth quarter of 2010, compared to $23 million in the prior year.

Operating income margin was 13%, which compared to 20% in the prior year fourth quarter. Operating income margin declined from the prior year primarily due to revenue declines and mix shifts in U.S. bill payments and higher investment in Western Union Business Solutions.

Full Year 2010

The Global Business Payments segment represented 14% of Western Union’s revenue for the year. Revenue was $722 million, an increase of 4% compared to 2009.

Western Union Business Solutions contributed $111 million of revenue in 2010. In 2009, the Company recorded $31 million in Custom House revenue following the September acquisition.

Excluding Business Solutions, which was formerly Custom House, segment revenue decreased 8% due to declines in U.S. bill payments. Operating income margin was 17%, or 24% excluding Business Solutions, which compared to 25%, or 27% excluding Business Solutions, in the prior year. Segment operating income margin declined from prior year primarily due to higher investments and intangibles amortization in Business Solutions and revenue declines and mix shifts in U.S. bill payments.

Electronic Channel and Prepaid Initiatives

The Company’s key strategic priorities include expanding electronic channels and developing our product portfolio by providing additional services such as prepaid cards. These areas represent a relatively small proportion of Company revenues today, so other metrics are provided to update progress.

Westernunion.com transactions in international markets increased 50% for the quarter and 60% for the year. Total westernunion.com transactions increased over 20% for both the fourth quarter and the full year. The Company now has internet transaction sites in 20 countries.

Account based money transfer, which includes account-to-cash and cash-to-account service with banks, grew transactions over 40% for the quarter and 60% for the year. Banks that have agreed to join the Company’s electronic channel initiative by offering account based money transfer now total 40.

The Company now has mobile money transfer agreements in place with 12 mobile network operators and banks. In addition, over 80,000 agent locations in 48 countries have been enabled to provide cash-to-mobile service. Consumers may also send money transfers to mobile phone recipients from westernunion.com sites in 9 countries. The Company currently has relationships in place that allow for mobile receipt of money transfers in select inbound markets.

Electronic channels represented 2% of total company revenue for both the quarter and the year.

In prepaid, the Company increased its cards-in-force to 890,000, with retail distribution available at nearly 9,500 U.S. locations.

Capital Deployment & Liquidity

Western Union’s cash flow from operations was $1.0 billion in 2010, including a reduction due to a $250 million refundable tax deposit with the IRS in the first quarter. Capital expenditures for the year totaled $114 million. At year-end, cash on hand was $2.2 billion and total outstanding debt was $3.3 billion.

In 2010, the Company repurchased 35.6 million shares for $584 million, at an average price of $16.44 per share. During the fourth quarter, the Company repurchased 3.9 million shares for $70 million, at an average price of $18.15 per share. For the year, the Company paid a total of $165 million in dividends. During the fourth quarter, the Company increased its quarterly dividend by 17%, to $0.07 per share.

The Company announced today that its board of directors has approved a new $1 billion share repurchase authorization, which is in addition to the $416 million remaining as of December 31, 2010 on the previous authorization. Both authorizations expire on December 31, 2012.

2011 Outlook

The Company expects the market environment in 2011 to be similar to 2010, with relatively high unemployment levels but modest improvement in the overall global remittance market. Compared to 2010 full year, Western Union’s 2011 outlook anticipates stronger consumer-to-consumer revenue growth, moderating declines in bill pay, and mid-teens revenue growth from Western Union Business Solutions.

Operating margins are expected to expand in 2011, with revenue growth and savings from restructuring and productivity initiatives more than offsetting investments in the business for future growth.

Compared to 2010, EPS in 2011 will be impacted by a higher tax rate, as the 2010 tax rate benefited from cumulative adjustments and favorable resolutions. The tax rate is projected to be approximately 24% to 25% in 2011, compared to 21% in 2010, which results in a negative impact to 2011 EPS of approximately $0.06 to $0.08 compared to prior year.

Currency is expected to negatively impact EPS by approximately $0.02, due to differences in foreign currency hedge rates in 2011 compared to 2010. The EPS outlook also includes a net $0.01 benefit from the Angelo Costa S.r.l. acquisition, which is expected to close in the first half of 2011. The acquisition impact is the result of a gain anticipated to be recorded on the Company’s previous 30% equity ownership position in Angelo Costa, partially offset by slight dilution resulting from integration costs.

The Company anticipates recording approximately $50 million of pre-tax restructuring expenses in 2011. On May 27, 2010 the Company announced a multi-phased global initiative to simplify its business processes, move decision-making closer to the marketplace, and leverage its cost structure. At that time, the Company anticipated recording $80 million of restructuring charges over 18 months. In 2010, the Company recorded $60 million of the charges. Following subsequent analysis of additional organizational design opportunities, the total charges and related savings are now expected to be higher than originally projected. All actions are expected to be completed by the end of the third quarter in 2011. The Company’s 2011 outlook includes a negative GAAP EPS impact of $0.06 from all restructuring expenses. Total restructuring related savings of approximately $50 million are also included in the 2011 outlook, with the annual savings expected to increase to approximately $70 million beginning in 2012.

The Company provides the following financial outlook for 2011:

•	Constant currency revenue growth in a range of +3% to +4%

•	GAAP revenue growth similar to constant currency

•	GAAP operating margin of approximately 26%

•	Operating margin of approximately 27%, excluding restructuring charges

•	GAAP EPS of $1.41 to $1.46

•	EPS excluding restructuring charges of $1.47 to $1.52

•	GAAP cash flows from operating activities of $1.2 billion to $1.3 billion

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental table included with this press release.

Non-GAAP Measures

Western Union presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include revenue change constant currency adjusted, revenue change constant currency adjusted excluding Western Union Business Solutions, operating income margin and earnings per share excluding restructuring expenses, 2009 operating income margin and earnings per share excluding the settlement accrual, earnings per share constant currency adjusted excluding restructuring expenses, consumer-to-consumer segment revenue change constant currency adjusted, international consumer-to-consumer revenue change constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue change constant currency adjusted, Global Business Payments revenue change excluding Western Union Business Solutions, Global Business Payments operating income margin excluding Western Union Business Solutions, 2011 earnings per share outlook excluding restructuring expenses, 2011 operating income margin outlook excluding restructuring expenses, and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Restructuring

Western Union incurred $11 million in restructuring expenses in the fourth quarter from previously announced actions. Approximately $1 million was included in cost of services and $10 million was included in selling, general, and administrative expense.

For the 2010 full year, Western Union incurred $60 million in restructuring expenses from previously announced actions. Approximately $15 million was included in cost of services and $45 million was included in selling, general, and administrative expense.

The Company expects to record a total of approximately $50 million of restructuring charges in 2011. The restructuring charges relate primarily to organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and leverage the cost structure. The Company realized pre-tax savings from the initiatives of $8 million in 2010, and expects approximately $50 million of savings in 2011, and $70 million annualized beginning in 2012. Restructuring expenses are not reflected in segment operating results.

Restructuring expenses include expenses related to severance, outplacement and other employee- related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to new or existing company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation.

2009 Settlement Accrual

During the third quarter of 2009, the Company recorded a pre-tax accrual of $71 million related to an anticipated regulatory settlement which was later finalized. The settlement included resolution of all outstanding legal issues and claims with the state of Arizona, as well as a multi-state agreement to fund a not-for-profit organization. A significant portion of the accrual related to the funding of this organization, promoting safety and security along the entire U.S. and Mexico border. In addition, as part of the agreement, the Company committed to making further investments in its compliance programs in the U.S.-Mexico border area over a three year period.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

The company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today. To listen to the conference call live via telephone, dial 866-831-6224 (U.S.) or +1-617-213-8853 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 10368167.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available approximately two hours after the call ends through February 8, 2011, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 46232564. A webcast replay will be available at http://ir.westernunion.com for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2009. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in immigration laws, patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering, terrorist financing, and anti-competitive behavior, and/or changing regulatory or enforcement interpretations of those laws; failure to comply with the settlement agreement with the State of Arizona; the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules promulgated there-under; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code of 1986, as amended, and governmental or judicial interpretations thereof; changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; our ability to resolve tax matters with the Internal Revenue Service and other tax authorities consistent with our reserves; mergers, acquisitions and integration of acquired businesses and technologies into our company, and the realization of anticipated financial benefits from these acquisitions; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; failure to implement agent contracts according to schedule; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; any material breach of security of or interruptions in any of our systems; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; cessation of various services provided to us by third-party vendors; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; our ability to attract and retain qualified key employees and to manage our workforce successfully; significantly slower growth or declines in the money transfer market and other markets in which we operate; adverse consequences from our spin-off from First Data Corporation; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of 445,000 agent locations in 200 countries and territories. In 2010, The Western Union Company completed 214 million consumer-to-consumer transactions worldwide, moving $76 billion of principal between consumers, and 405 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

KEY STATISTICS

(unaudited)

	Notes*	4Q09	FY2009	1Q10	2Q10	3Q10	4Q10	FY2010
Consolidated Metrics
Consolidated revenue (GAAP) - YoY % change		2%	(4)%	3%	2%	1%	3%	2%
Consolidated revenue (constant currency) - YoY % change	a	(1)%	(1)%	1%	3%	3%	5%	3%
Agent locations		410,000	410,000	420,000	430,000	435,000	445,000	445,000

Consumer-to-Consumer Segment
Revenue (GAAP) - YoY % change		2%	(4)%	3%	1%	1%	3%	2%
Revenue (constant currency) - YoY % change	d	(2)%	(2)%	0%	2%	3%	5%	3%
Operating margin		25.7%	27.3%	27.4%	29.1%	29.9%	27.0%	28.4%

Transactions - (in millions)		51.4	196.1	49.6	53.1	54.9	56.1	213.7
Transactions - YoY % change		5%	4%	8%	9%	10%	9%	9%

Total Principal ($ - billions)		18.8	71.3	17.7	18.6	19.5	20.0	75.8
Cross-border Principal ($ - billions)		17.1	65.0	16.1	16.8	17.6	18.1	68.6
Cross-border Principal - YoY % change		3%	(3)%	7%	6%	4%	6%	6%
Cross-border Principal (constant currency) - YoY % change	f	(1)%	0%	4%	7%	6%	7%	6%

Principal per transaction ($ - dollars)		365	363	357	351	355	356	355
Principal per transaction - YoY % change		(2)%	(7)%	0%	(2)%	(4)%	(3)%	(2)%
Principal per transaction (constant currency) - YoY % change	e	(6)%	(5)%	(3)%	(2)%	(3)%	(1)%	(2)%

International revenue (GAAP) - YoY % change	r	6%	(1)%	6%	2%	2%	3%	3%
International revenue (constant currency) - YoY % change	g, r	2%	1%	3%	4%	4%	5%	4%
International transactions - YoY % change	r	7%	8%	8%	7%	7%	8%	8%
International principal per transaction ($ - dollars)	r	390	386	381	376	384	386	382
International principal per transaction - YoY % change	r	0%	(8)%	1%	(1)%	(3)%	(1)%	(1)%

International principal per transaction (constant currency) - YoY % change	i, r	(5)%	(5)%	(2)%	0%	(1)%	1%	(1)%
International revenue excl. US origination (GAAP) - YoY % change	s	8%	(1)%	7%	1%	1%	3%	3%
International revenue excl. US origination (constant currency) - YoY % change	h, s	3%	3%	4%	3%	4%	5%	4%
International transactions excl. US origination - YoY % change	s	9%	11%	8%	7%	7%	8%	8%

EMEASA region revenue - YoY % change	q, y	6%	(1)%	5%	(1)%	(2)%	(1)%	0%
EMEASA region transactions - YoY % change	q, y	8%	10%	6%	5%	5%	6%	5%
EMEASA region operating margin**	q, y		28.3%					28.4%

Americas region revenue - YoY % change	q, x	(7)%	(9)%	(3)%	1%	2%	7%	2%
Americas region transactions - YoY % change	q, x	0%	(3)%	8%	12%	13%	11%	11%
Americas region operating margin**	q, x		26.2%					28.2%
Domestic revenue - YoY % change	t	(20)%	(14)%	(13)%	(10)%	(6)%	7%	(6)%
Domestic transactions - YoY % change	t	5%	(5)%	18%	28%	35%	29%	28%

Mexico revenue - YoY % change	u	(10)%	(15)%	(7)%	4%	(1)%	3%	0%
Mexico transactions - YoY % change	u	(12)%	(12)%	(3)%	5%	2%	3%	2%

APAC region revenue - YoY % change	q, z	14%	5%	14%	11%	12%	14%	13%
APAC region transactions - YoY % change	q, z	13%	18%	15%	14%	15%	14%	14%
APAC region operating margin**	q, z		26.6%					28.7%

Global Business Payments Segment
Revenue - YoY % change		4%	(4)%	4%	9%	5%	0%	4%
Segment revenue excl. Western Union Business Solutions - YoY % change	j	(9)%	(8)%	(10)%	(8)%	(7)%	(5)%	(8)%
Operating margin		19.6%	24.9%	20.7%	18.9%	15.1%	13.3%	17.0%
Operating margin excl. Western Union Business Solutions	k	25.5%	26.9%	26.1%	25.5%	23.2%	21.0%	23.9%
Transactions - in millions		99.3	414.8	98.2	98.0	103.4	105.3	404.9
Transactions - YoY % change		(4)%	1%	(7)%	(6)%	(2)%	6%	(2)%

% of Total Company Revenue
Consumer-to-consumer segment revenue		85%	85%	84%	84%	85%	85%	84%
EMEASA region revenue	q, y	46%	45%	44%	44%	44%	44%	44%
Americas region revenue	q, x	31%	32%	31%	32%	32%	32%	31%
APAC region revenue	q, z	8%	8%	9%	8%	9%	9%	9%
Mexico revenue	u	5%	6%	6%	6%	6%	5%	6%
India & China revenue	v	7%	7%	7%	7%	7%	7%	7%
Global Business Payments segment revenue		14%	14%	15%	14%	13%	13%	14%
Marketing expense	w	5%	5%	4%	4%	4%	5%	4%

*	See page 17 of the press release for the applicable Note references and the reconciliation of non-GAAP measures.
**	Regional operating margins are provided on an annual basis only.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	Change	2010	2009	Change
Revenues:
Transaction fees	$1,058.0	$1,037.8	2%	$4,055.3	$4,036.2	—
Foreign exchange revenues	268.3	250.4	7%	1,018.8	910.3	12%
Commission and other revenues	30.7	25.8	19%	118.6	137.1	(13)%

Total revenues	1,357.0	1,314.0	3%	5,192.7	5,083.6	2%

Expenses:
Cost of services (a)	783.5	762.9	3%	2,978.4	2,874.9	4%
Selling, general and administrative (b)	251.4	232.5	8%	914.2	926.0	(1)%

Total expenses	1,034.9	995.4	4%	3,892.6	3,800.9	2%

Operating income	322.1	318.6	1%	1,300.1	1,282.7	1%

Other income/(expense):
Interest income	0.9	1.0	(10)%	2.8	9.4	(70)%
Interest expense	(45.2)	(38.8)	16%	(169.9)	(157.9)	8%
Derivative losses, net	(3.3)	(0.4)	(c )	(2.5)	(2.8)	(c )
Other income, net	13.8	3.7	(c )	14.7	0.1	(c )

Total other expense, net	(33.8)	(34.5)	(2)%	(154.9)	(151.2)	2%

Income before income taxes	288.3	284.1	1%	1,145.2	1,131.5	1%
Provision for income taxes	45.7	60.4	(24)%	235.3	282.7	(17)%

Net income	$242.6	$223.7	8%	$909.9	$848.8	7%

Earnings per share:
Basic	$0.37	$0.32	16%	$1.37	$1.21	13%
Diluted	$0.37	$0.32	16%	$1.36	$1.21	12%

Weighted-average shares outstanding:
Basic	655.4	689.8		666.5	698.9
Diluted	658.4	693.2		668.9	701.0

(a)	Cost of services includes restructuring and related expenses of $1.0M and $15.0M for the three and twelve months ended December 31, 2010, respectively.
(b)	Selling, general and administrative expenses for the three and twelve months ended December 31, 2010 includes restructuring and related expenses of $10.0M and $44.5M, respectively. Selling, general and administrative expenses for the twelve months ended December 31, 2009 includes an accrual of $71.0 million for the Arizona and multi-state settlement agreement (the settlement accrual).
(c)	Calculation not meaningful.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31,
	2010	2009
Assets
Cash and cash equivalents (a)	$2,157.4	$1,685.2
Settlement assets	2,635.2	2,389.1
Property and equipment, net of accumulated depreciation of $383.6 and $335.4, respectively	196.5	204.3
Goodwill	2,151.7	2,143.4
Other intangible assets, net of accumulated amortization of $450.0 and $355.4, respectively	438.0	489.2
Other assets	350.4	442.2

Total assets	$7,929.2	$7,353.4

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$520.4	$501.2
Settlement obligations	2,635.2	2,389.1
Income taxes payable	356.6	519.0
Deferred tax liability, net	289.9	268.9
Borrowings	3,289.9	3,048.5
Other liabilities	254.5	273.2

Total liabilities	7,346.5	6,999.9

Stockholders' equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 654.0 shares and 686.5 shares issued and outstanding at December 31, 2010 and 2009, respectively	6.5	6.9
Capital surplus	117.4	40.7
Retained earnings	591.6	433.2
Accumulated other comprehensive loss	(132.8)	(127.3)

Total stockholders’ equity	582.7	353.5

Total liabilities and stockholders’ equity	$7,929.2	$7,353.4

(a)	At December 31, 2010, approximately $1,250 million was held by entities outside of the United States.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2010	2009

Cash Flows From Operating Activities
Net income	$909.9	$848.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61.5	55.9
Amortization	114.4	98.3
Deferred income tax provision/(benefit)	28.6	(20.8)
Stock compensation expense	35.9	31.9
Other non-cash items, net	2.0	44.1
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	28.1	(31.4)
Accounts payable and accrued liabilities	10.5	75.5
Income taxes payable (a)	(159.2)	138.3
Other liabilities	(37.3)	(22.5)

Net cash provided by operating activities	994.4	1,218.1

Cash Flows From Investing Activities
Capitalization of contract costs	(35.0)	(27.3)
Capitalization of purchased and developed software	(25.4)	(11.9)
Purchases of property and equipment	(53.3)	(59.7)
Acquisition of businesses, net of cash acquired	(4.7)	(515.9)
Proceeds from receivable for securities sold	36.9	255.5
Repayments of notes receivable issued to agents	16.9	35.2

Net cash used in investing activities	(64.6)	(324.1)

Cash Flows From Financing Activities
Proceeds from exercise of options	42.1	23.2
Cash dividends paid	(165.3)	(41.2)
Common stock repurchased	(581.4)	(400.2)
Net repayments of commercial paper	—	(82.8)
Net proceeds from issuance of borrowings	247.0	496.6
Principal payments on borrowings	—	(500.0)

Net cash used in financing activities	(457.6)	(504.4)

Net change in cash and cash equivalents	472.2	389.6
Cash and cash equivalents at beginning of period	1,685.2	1,295.6

Cash and cash equivalents at end of period	$2,157.4	$1,685.2

(a)	The Company made a $250 million refundable tax deposit with the IRS in first quarter 2010.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	Change	2010	2009	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$903.2	$876.4	3%	$3,434.3	$3,373.5	2%
Foreign exchange revenues	238.5	227.0	5%	905.8	877.1	3%
Other revenues	10.1	10.3	(2)%	43.3	50.1	(14)%

Total Consumer-to-Consumer:	1,151.8	1,113.7	3%	4,383.4	4,300.7	2%

Global Business Payments:
Transaction fees	143.7	150.9	(5)%	578.0	621.9	(7)%
Foreign exchange revenues (a)	29.8	23.4	27%	113.0	33.2	(c )
Other revenues	7.9	7.5	5%	30.7	36.6	(16)%

Total Global Business Payments:	181.4	181.8	—	721.7	691.7	4%

Total Other:	23.8	18.5	29%	87.6	91.2	(4)%

Total consolidated revenues	$1,357.0	$1,314.0	3%	$5,192.7	$5,083.6	2%

Operating income/(loss):
Consumer-to-Consumer	$310.8	$286.3	9%	$1,243.3	$1,175.5	6%
Global Business Payments	24.1	35.7	(32)%	122.5	171.9	(29)%
Other	(1.8)	(3.4)	(47)%	(6.2)	6.3	(c )

Total segment operating income	333.1	318.6	5%	1,359.6	1,353.7	—
Settlement accrual (b)	—	—	(c )	—	(71.0)	(c )
Restructuring and related expenses (b)	(11.0)	—	(c )	(59.5)	—	(c )

Total consolidated operating income	$322.1	$318.6	1%	$1,300.1	$1,282.7	1%

Operating income/(loss) margin:
Consumer-to-Consumer	27.0%	25.7%	1.3%	28.4%	27.3%	1.1%
Global Business Payments (a)	13.3%	19.6%	(6.3)%	17.0%	24.9%	(7.9)%
Other	(c )	(c )	(c )	(c )	(c )	(c )
Total consolidated operating income margin	23.7%	24.2%	(0.5)%	25.0%	25.2%	(0.2)%

Depreciation and amortization:
Consumer-to-Consumer	$33.8	$32.3	5%	$130.5	$124.2	5%
Global Business Payments (a)	9.2	8.7	6%	36.0	24.3	48%
Other	1.9	1.7	12%	8.5	5.7	49%

Total segment depreciation and amortization	44.9	42.7	5%	175.0	154.2	13%
Restructuring and related expenses (b)	0.5	—	(c )	0.9	—	(c )

Total consolidated depreciation and amortization	$45.4	$42.7	6%	$175.9	$154.2	14%

(a)	The significant change for the twelve months ended December 31, 2010, was primarily the result of Western Union Business Solutions.
(b)	Restructuring expenses and the settlement accrual are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.
(c)	Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Western Union’s management believes the non-GAAP measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

All adjusted year-over-year changes were calculated using prior year reported amounts, with the exception of the consolidated revenue change, constant currency adjusted, excluding Western Union Business Solutions and the Global Business Payments revenue change, excluding Western Union Business Solutions in items (a) and (j) below, which are calculated using the prior year reported amounts excluding Western Union Business Solutions.

		4Q09	FY2009	1Q10	2Q10	3Q10	4Q10	FY2010
	Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,314.0	$5,083.6	$1,232.7	$1,273.4	$1,329.6	$1,357.0	$5,192.7
	Foreign currency translation impact (l)	(32.4)	119.5	(20.0)	16.1	22.2	18.5	36.8

	Revenues, constant currency adjusted	$1,281.6	$5,203.1	$1,212.7	$1,289.5	$1,351.8	$1,375.5	$5,229.5
	Reversal of Western Union Business Solutions revenues, including foreign currency translation impacts (m)	(22.9)	(30.8)	(25.6)	(28.5)	(26.8)	(29.4)	(110.3)

	Revenues, constant currency adjusted, excluding Western Union Business Solutions	$1,258.7	$5,172.3	$1,187.1	$1,261.0	$1,325.0	$1,346.1	$5,119.2

	Prior year revenues, as reported (GAAP)	$1,291.6	$5,282.0	$1,201.2	$1,254.3	$1,314.1	$1,314.0	$5,083.6
	Prior year revenues, excluding Western Union Business Solutions	N/A	N/A	N/A	N/A	$1,306.2	$1,291.1	$5,052.8
	Revenue change, as reported (GAAP)	2%	(4)%	3%	2%	1%	3%	2%
	Revenue change, constant currency adjusted	(1)%	(1)%	1%	3%	3%	5%	3%
	Revenue change, constant currency adjusted, excluding Western Union Business Solutions	(3)%	(2)%	(1)%	1%	1%	4%	1%

(b)	Operating income, as reported (GAAP)	$318.6	$1,282.7	$315.8	$311.0	$351.2	$322.1	$1,300.1
	Reversal of settlement accrual (n)	N/A	71.0	N/A	N/A	N/A	N/A	N/A
	Reversal of restructuring and related expenses (o)	N/A	N/A	N/A	34.5	14.0	11.0	59.5

	Operating income, excluding settlement accrual and restructuring	$318.6	$1,353.7	$315.8	$345.5	$365.2	$333.1	$1,359.6

	Operating income margin, as reported (GAAP)	24.2%	25.2%	25.6%	24.4%	26.4%	23.7%	25.0%
	Operating income margin, excluding settlement accrual and restructuring	N/A	26.6%	N/A	27.1%	27.5%	24.5%	26.2%

(c)	Net income, as reported (GAAP)	$223.7	$848.8	$207.9	$221.0	$238.4	$242.6	$909.9
	Foreign currency translation impact, net of income tax (l)	(0.5)	(7.4)	(0.7)	5.5	2.4	1.4	8.6
	Reversal of settlement accrual, net of income tax benefit (n)	N/A	53.9	N/A	N/A	N/A	N/A	N/A
	Reversal of restructuring and related expenses, including foreign currency translation impacts, net of income tax benefit (o)	N/A	N/A	N/A	22.4	9.5	6.4	38.3

	Net income, constant currency, settlement accrual, and restructuring adjusted	$223.2	$895.3	$207.2	$248.9	$250.3	$250.4	$956.8

	Diluted earnings per share (“EPS”), as reported (GAAP) ($ - dollars)	$0.32	$1.21	$0.30	$0.33	$0.36	$0.37	$1.36
	Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	N/A	N/A	N/A	0.03	0.01	0.01	0.06

	Diluted EPS, restructuring adjusted ($ - dollars)	$0.32	$1.21	$0.30	$0.36	$0.37	$0.38	$1.42
	Impact from settlement accrual, net of tax benefit (n) ($ - dollars)	N/A	0.08	N/A	N/A	N/A	N/A	N/A

	Diluted EPS, settlement accrual adjusted ($ - dollars)	$0.32	$1.29	$0.30	$0.36	$0.37	$0.38	$1.42
	Foreign currency translation impact, net of income tax (l) ($ - dollars)	—	(0.01)	—	0.01	0.01	—	0.01

	Diluted EPS, constant currency, settlement accrual, and restructuring adjusted ($ - dollars)	$0.32	$1.28	$0.30	$0.37	$0.38	$0.38	$1.43

	Diluted weighted-average shares outstanding	693.2	701.0	684.2	671.6	661.3	658.4	668.9

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

		4Q09	FY2009	1Q10	2Q10	3Q10	4Q10	FY2010
	Consumer-to-Consumer Segment
(d)	Revenues, as reported (GAAP)	$1,113.7	$4,300.7	$1,030.2	$1,073.1	$1,128.3	$1,151.8	$4,383.4
	Foreign currency translation impact (l)	(36.2)	101.3	(21.9)	15.0	21.2	18.0	32.3

	Revenues, constant currency adjusted	$1,077.5	$4,402.0	$1,008.3	$1,088.1	$1,149.5	$1,169.8	$4,415.7

	Prior year revenues, as reported (GAAP)	$1,094.3	$4,471.6	$1,003.7	$1,065.5	$1,117.8	$1,113.7	$4,300.7
	Revenue change, as reported (GAAP)	2%	(4)%	3%	1%	1%	3%	2%
	Revenue change, constant currency adjusted	(2)%	(2)%	0%	2%	3%	5%	3%

(e)	Principal per transaction, as reported ($ - dollars)	$365	$363	$357	$351	$355	$356	$355
	Foreign currency translation impact (l) ($ - dollars)	(14)	12	(11)	2	7	5	1

	Principal per transaction, constant currency adjusted ($ - dollars)	$351	$375	$346	$353	$362	$361	$356

	Prior year principal per transaction, as reported ($ - dollars)	$372	$392	$358	$358	$371	$365	$363
	Principal per transaction change, as reported	(2)%	(7)%	0%	(2)%	(4)%	(3)%	(2)%
	Principal per transaction change, constant currency adjusted	(6)%	(5)%	(3)%	(2)%	(3)%	(1)%	(2)%

(f)	Cross-border principal, as reported ($ - billions)	$17.1	$65.0	$16.1	$16.8	$17.6	$18.1	$68.6
	Foreign currency translation impact (l) ($ - billions)	(0.7)	2.0	(0.5)	0.1	0.4	0.3	0.3

	Cross-border principal, constant currency adjusted ($ - billions)	$16.4	$67.0	$15.6	$16.9	$18.0	$18.4	$68.9

	Prior year cross-border principal, as reported ($ - billions)	$16.6	$67.1	$15.0	$15.9	$17.0	$17.1	$65.0
	Cross-border principal change, as reported	3%	(3)%	7%	6%	4%	6%	6%
	Cross-border principal change, constant currency adjusted	(1)%	0%	4%	7%	6%	7%	6%

(g)	International revenues, as reported (GAAP)	$943.4	$3,559.7	$862.0	$890.8	$944.0	$972.4	$3,669.2
	Foreign currency translation impact (l)	(35.8)	96.0	(20.8)	15.7	21.7	18.4	35.0

	International revenues, constant currency adjusted	$907.6	$3,655.7	$841.2	$906.5	$965.7	$990.8	$3,704.2

	Prior year international revenues, as reported (GAAP)	$891.2	$3,605.1	$814.8	$875.0	$926.5	$943.4	$3,559.7
	International revenue change, as reported (GAAP)	6%	(1)%	6%	2%	2%	3%	3%
	International revenue change, constant currency adjusted	2%	1%	3%	4%	4%	5%	4%

(h)	International excl. US origination revenues, as reported (GAAP)	$778.0	$2,910.8	$699.8	$719.2	$774.3	$797.6	$2,990.9
	Foreign currency translation impact (l)	(35.8)	96.0	(20.8)	15.7	21.7	18.4	35.0

	International excl. US origination revenues, constant currency adjusted	$742.2	$3,006.8	$679.0	$734.9	$796.0	$816.0	$3,025.9

	Prior year international excl. US origination revenues, as reported (GAAP)	$721.0	$2,927.5	$654.8	$712.5	$765.5	$778.0	$2,910.8
	International excl. US origination revenue change, as reported (GAAP)	8%	(1)%	7%	1%	1%	3%	3%
	International excl. US origination revenue change, constant currency adjusted	3%	3%	4%	3%	4%	5%	4%

(i)	International principal per transaction, as reported ($ - dollars)	$390	$386	$381	$376	$384	$386	$382
	Foreign currency translation impact (l) ($ - dollars)	(16)	13	(13)	3	8	7	2

	International principal per transaction, constant currency adjusted ($ - dollars)	$374	$399	$368	$379	$392	$393	$384

	Prior year international principal per transaction, as reported ($ - dollars)	$392	$421	$377	$380	$395	$390	$386
	International principal per transaction change, as reported	0%	(8)%	1%	(1)%	(3)%	(1)%	(1)%
	International principal per transaction change, constant currency adjusted	(5)%	(5)%	(2)%	0%	(1)%	1%	(1)%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

		4Q09	FY2009	1Q10	2Q10	3Q10	4Q10	FY2010
	Global Business Payments Segment
(j)	Revenues, as reported (GAAP)	$181.8	$691.7	$181.8	$179.3	$179.2	$181.4	$721.7
	Reversal of Western Union Business Solutions revenues (m)	(22.9)	(30.8)	(25.6)	(28.5)	(26.8)	(30.1)	(111.0)

	Revenues, excluding Western Union Business Solutions	$158.9	$660.9	$156.2	$150.8	$152.4	$151.3	$610.7

	Prior year revenues, as reported (GAAP)	$174.2	$719.8	$174.2	$164.4	$171.3	$181.8	$691.7
	Prior year revenues, excluding Western Union Business Solutions	N/A	N/A	N/A	N/A	$163.4	$158.9	660.9
	Revenue change, as reported (GAAP)	4%	(4)%	4%	9%	5%	0%	4%
	Revenue change, excluding Western Union Business Solutions	(9)%	(8)%	(10)%	(8)%	(7)%	(5)%	(8)%

(k)	Operating income, as reported (GAAP)	$35.7	$171.9	$37.6	$33.8	$27.0	$24.1	$122.5
	Reversal of Western Union Business Solutions operating loss (m)	4.9	6.2	3.1	4.6	8.3	7.7	23.7

	Operating income, excluding Western Union Business Solutions	$40.6	$178.1	$40.7	$38.4	$35.3	$31.8	$146.2

	Operating income margin, as reported (GAAP)	19.6%	24.9%	20.7%	18.9%	15.1%	13.3%	17.0%
	Operating income margin, excluding Western Union Business Solutions	25.5%	26.9%	26.1%	25.5%	23.2%	21.0%	23.9%

	2011 EPS Outlook	Range
	EPS guidance (GAAP) ($ - dollars)	$1.41	$1.46
	Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	0.06	0.06

	EPS guidance, restructuring adjusted ($ - dollars)	$1.47	$1.52

	2011 Operating Income Margin Outlook
	Operating income margin (GAAP)	26.0%
	Impact from restructuring and related expenses (o)	1.0%

	Operating income margin, restructuring adjusted	27.0%

Non-GAAP related notes:

(l)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(m)	Represents the incremental impact including the impact from fluctuations in exchange rates, when applicable, of Western Union Business Solutions on consolidated revenue. Also, represents the incremental impact of Western Union Business Solutions on Global Business Payments segment revenue and Global Business Payments segment operating income.

(n)	Accrual for an agreement to resolve the Company’s disputes with the State of Arizona and certain other states and to fund a multi-state not-for-profit organization focused on border safety and security (“settlement accrual”). This item has been included in the selling, general and administrative expense line of the consolidated statements of income, and was not allocated to the segments.

(o)	Restructuring and related expenses consist of direct and incremental expenses including the impact from fluctuations in exchange rates associated with restructuring and related activities, consisting of severance, outplacement and other employee related benefits; facility closure and migration of the Company’s IT infrastructure; and other expenses related to the relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and the acceleration of depreciation. Restructuring and related expenses were not allocated to the segments.

(p)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the estimated impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Other notes:

(q)	Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(r)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (t) and (u) below.

(s)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico as reflected in (t) and (u) below.

(t)	Represents all transactions between and within the United States and Canada.

(u)	Represents all transactions to and from Mexico.

(v)	Represents all transactions to and from India and China.

(w)	Marketing expense includes advertising, events, loyalty programs and the cost of employees dedicated to marketing activities.

(x)	Represents the Americas region of our consumer-to-consumer segment, which includes North America, Latin America, the Caribbean and South America.

(y)	Represents the Europe, Middle East, Africa and South Asia region of our consumer-to-consumer segment, including India.

(z)	Represents the Asia Pacific region of our consumer-to-consumer segment.